Exhibit 99.1

Investor Contact	Media Contact
Geoffrey Helliwell	Thomas Anderson
Treasurer	Vice President
(978) 715 - 1041	Corporate Communications
(800) 225 - 3384	(978) 715 - 1043
Geoffrey_Helliwell@Millipore.com	(800) 225 - 3384
Thomas_Anderson@Millipore.com

Millipore Reports Third Quarter Results

Billerica, Massachusetts, October 19, 2004 – Millipore Corporation (NYSE/MIL) announced today that third quarter revenues were $211 million, up 5 percent from the same period last year. For the first nine months of 2004, revenues were up 13 percent. In constant currency, revenues were up 1 percent for the quarter and 7 percent for the year to date.

Earnings per share in the third quarter were $0.50, the same as the third quarter of last year. Earnings results for the third quarter include a $0.02 per share expense associated with the transition of the CEO announced in the second quarter. For the year to date, earnings were $1.61 per share, which includes a total of $0.05 per share expense for the CEO transition. Cash flow from operations continues to be strong and through nine months is $108 million.

Fran Lunger, Millipore’s CEO, noted: “The revenue growth rate in the third quarter was less than that achieved in the first half of the year. This was due to a combination of a difficult comparison to an unusually strong third quarter of last year, the uneven timing of new drug ramp-ups and manufacturing, and a slowdown of sales to pharmaceutical companies in Europe and Japan.”

Lunger continued: “By market, third quarter revenues in biotechnology were down 1 percent in constant currency compared to last year. There was a single sale of more than $7 million in chromatography media in the third quarter of last year for a biotech drug process validation, which negatively affected quarter-to-quarter growth. The business remains fundamentally strong and is our highest growth opportunity over the next few years.”

He said: “Life sciences growth in constant currency was 7 percent in the third quarter compared to the third quarter of last year, a good performance. Revenue growth in other bioscience was 1 percent, with some weakness in Europe and Japan due to a slowdown in sales to pharmaceutical companies and laboratory funding issues.”

Lunger also noted: “Excellent progress has been made on the search for a new CEO, and we expect to make an announcement on my successor within a week’s time.”

Millipore’s third quarter revenue growth by geography was as follows ($’s in millions):

Revenues by Geographic Area	Q3 2004	Q3 2003	% Growth	% Growth Constant Currency
Americas	$90	$85	6%	6%
Europe	84	82	2%	(6)%
Asia/Pacific	37	33	11%	5%

Total	$211	$200	5%	1%

Use of Non-GAAP Financial Measures

All references to “constant currencies” represent the foreign currency balances translated, in all periods presented, at Millipore’s predetermined budgeted exchange rates for 2004, thus excluding the impact of fluctuations in the actual foreign currency rates. In addition to analyzing financial results at actual rates of exchange, management uses this presentation because we believe that the constant currency results provide a clearer presentation of underlying business trends separate from the impact of foreign currency. The U.S. dollar results represent the foreign currency balances translated at actual exchange rates.

Quarterly Earnings Call

Millipore will have a Live Webcast Quarterly Earnings call today, October 19, 2004 at 5:30 p.m., Eastern Time. Please visit the Millipore web site at www.millipore.com for details about this event. The replay of the webcast will be available online the day after the event.

About Millipore

Millipore is a multinational, high technology company that provides technologies, tools and services for the development and production of new therapeutic drugs. It serves the life science research, biotechnology and pharmaceutical industries. For more information about Millipore visit www.millipore.com.

Millipore Forward Looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; further consolidation of drug manufacturers; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.

Millipore Corporation

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Oct 2, 2004	Sept 27, 2003	Oct 2, 2004	Sept 27, 2003
Net sales	$210,724	$200,053	$657,861	$583,872
Cost of sales	97,405	91,563	301,556	262,423

Gross profit	113,319	108,490	356,305	321,449

Selling, general and administrative expenses	64,021	60,030	198,779	181,869
Research and development expenses	15,149	14,030	47,183	41,908
Restructuring and other	—	(796)	—	(1,400)

Operating income	34,149	35,226	110,343	99,072

Interest income	584	441	1,225	1,205
Interest expense	(2,437)	(3,980)	(7,416)	(12,317)

Income before income taxes	32,296	31,687	104,152	87,960
Provision for income taxes	7,267	7,130	23,434	19,791

Net income	$25,029	$24,557	$80,718	$68,169

Diluted income per share	$0.50	$0.50	$1.61	$1.39

Diluted weighted average shares outstanding	50,392	49,356	50,192	48,899

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 2, 2004	December 31, 2003
Assets

Cash and cash equivalents	$150,372	$147,027
Accounts receivable, net	173,409	174,979
Inventories	138,808	137,757
Deferred income taxes	51,092	51,092
Other current assets	10,187	5,507

Total current assets	523,868	516,362

Property, plant and equipment, net	326,200	316,890
Deferred income taxes	77,226	77,226
Intangible assets, net	23,004	25,348
Goodwill	9,433	9,433
Other assets	6,736	6,014

Total assets	$966,467	$951,273

Liabilities and shareholders’ equity

Current portion of long-term debt	$—	$75,000
Accounts payable	52,642	60,836
Accrued expenses	72,131	69,819
Accrued retirement plan contributions	5,038	6,100
Accrued income taxes payable	12,716	7,294

Total current liabilities	142,527	219,049

Long-term debt	199,758	216,000
Other liabilities	57,691	55,183
Shareholders’ equity	566,491	461,041

Total liabilities and shareholders’ equity	$966,467	$951,273

Geoffrey E. Helliwell

Treasurer

(800) 225-3384 or (978) 715-1041